Cecil Bancorp, Inc.

P.O. Box 568 – Elkton, Maryland 21922-0568

February 9, 2007

Dear Stockholder:

We are happy to announce our new name, “CecilBANK”. We hope to have continued growth in 2007. Cecil Bank has twelve locations and we are still expanding to meet the needs of our customer base. Cecil Bank is “Large enough to handle your needs….Small enough to understand them.”

Cecil Bancorp, Inc. (Nasdaq: CECB) is excited about our continued steady growth. Our net income for the year ended December 31, 2006 increased $646,000 to $2,708,000 compared to a net income of $2,062,000 for the same period in 2005, which is a 31% increase. Our total assets increased 30% from $267,125,000 as of December 31, 2005 to $347,451,000 as of December 31, 2006, which is over an $80 million increase.

On November 21, 2006, the Board of Directors of Cecil Bancorp, Inc. declared a cash dividend on the Company’s outstanding shares of common stock. We enclose a check in payment of the cash dividend in the amount of $.05 per share payable on February 9, 2007 to stockholders of record at the close of business on January 26, 2007.

If you are interested in purchasing more Cecil Bancorp, Inc. stock, please give Jennifer Carr a call at (410) 398-1650 and she would be happy to assist you.

Don’t forget, Cecil Bank offers COMPLETELY FREE Internet Banking and COMPLETELY FREE

E-Statements.

As always, we thank you for your continued support and look forward to serve the stockholders of Cecil Bancorp, Inc.

Sincerely,

Mary Beyer Halsey Charles F. Sposato

President and CEO Chairman of the Board